Exhibit 99.1

GWG HOLDINGS RECEIVES NASDAQ NOTIFICATION OF NON-COMPLIANCE WITH LISTING RULE 5250(c)(1)

Dallas, April 22, 2021 -- GWG Holdings, Inc. (Nasdaq: GWGH) today announced that it received a letter (the Letter) from the Listing Qualifications Department of the Nasdaq Stock Market (Nasdaq) notifying the company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the Form 10-K).

The Letter has no immediate effect on the listing or trading of GWGH’s common stock on the Nasdaq Capital Market. The Letter states that the company is required to submit a plan to regain compliance with Rule 5250(c)(1) within 60 calendar days from the date of the Letter. If the plan is accepted by Nasdaq, then Nasdaq can grant the company up to 180 calendar days from the due date of the Form 10-K to regain compliance.

GWGH anticipates that it will file its Form 10-K prior to the 60-day deadline and thereby regain compliance with the Nasdaq continued listing requirements.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is an innovative financial services firm based in Dallas that is a leader in providing unique liquidity solutions and services for the owners of illiquid investments. Through its subsidiaries, The Beneficient Company Group, L.P. and GWG Life, LLC, GWGH owns and manages a diverse portfolio of alternative assets that, as of September 30, 2020, included $1.9 billion in life insurance policy benefits, and exposure to a diversified and growing loan portfolio secured by 122 professionally managed alternative investment funds.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

For more information about Beneficient, email askben@beneficient.com or visit www.trustben.com.

The information on GWG Holdings’ and Beneficient’s websites is not a part of, or incorporated by reference in, this press release.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the safe harbor provisions for such statements. All statements that do not concern historical facts are forward-looking statements. The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including, but not limited to the risk that we may not be able to file the Form 10-K within the currently expected timeframe, risks that we may not regain compliance with Nasdaq continued listing requirements within the applicable grace period, as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties. We base forward-looking statements on information currently available to us at the time of this press release and undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying circumstances, new information, future events or otherwise.

Media Contact:
Dan Callahan
Director of Communication
GWG Holdings, Inc.
(612) 787-5744
dcallahan@gwgh.com